Exhibit 99.1

           Oliver Kingsley Appointed to McDermott's Board of Directors

    NEW ORLEANS, La.--(BUSINESS WIRE)--Oct. 28, 2004--McDermott International Inc. (NYSE:MDR) ("McDermott") announced today that Oliver D. Kingsley Jr. has been appointed to McDermott's board of directors. He will be a member of the compensation committee and the governance committee.
    Kingsley, 61, currently serves as president and chief operating officer of Exelon Corporation (NYSE:EXC), a position he has held since April 2003. He also served as president and chief executive officer of Exelon's subsidiary, Exelon Generation. Kingsley announced his intention earlier this year to retire from Exelon effective Nov. 1, 2004. During his extensive career in nuclear operations, Kingsley has held leadership and executive positions with Exelon, Unicom (the parent company of Commonwealth Edison), the Tennessee Valley Authority, Middle South Utilities and the Southern Company. Kingsley is known for his leadership of nuclear program turn-arounds, and for instilling systems and processes that drive sustained performance. He is an active leader in many nuclear industry organizations and has been recognized with numerous awards including the Nuclear Excellence Award, which Kingsley received in October 2003 from the World Association of Nuclear Operators. He was also elected to membership in the National Academy of Engineering in 2003. Mr. Kingsley earned his bachelor's of science degree with honors in engineering physics from Auburn University.
    "Oliver is an outstanding addition to McDermott's board of directors," said Bruce W. Wilkinson, chairman and chief executive officer of McDermott. "As a seasoned industry executive with 38 years of utility and nuclear experience, I expect he will make immediate contributions to our board and I look forward to working with him."
    McDermott International Inc. is a leading worldwide energy services company. The Company's subsidiaries provide engineering, fabrication, installation, procurement, research, manufacturing, environmental systems, project management and facility management services to a variety of customers in the energy and power industries, including the U.S. Department of Energy.



    CONTACT: McDermott International Inc., Houston
             Jay Roueche, 281-870-5011
             jroueche@mcdermott.com
             www.mcdermott.com